FILED PURSUANT TO RULE 424(B)(3)
                                                           FILE NUMBER 333-77055

SUMMARY TO SUPPLEMENTS NO. 2, NO. 3 AND NO. 4. PROSPECTUS DATED AUGUST 3, 1999 TO BE USED WITH SUPPLEMENT NO. 2 DATED OCTOBER 5, 1999, SUPPLEMENT NO. 3 DATED DECEMBER 17, 1999 AND SUPPLEMENT NO. 4 DATED JANUARY 10, 2000.

           SUMMARY OF SUPPLEMENTS TO PROSPECTUS DATED AUGUST 3, 1999
               (SEE THE SUPPLEMENTS FOR ADDITIONAL INFORMATION)
        PROSPECTUS TO BE USED WITH SUPPLEMENTS NO. 2, NO. 3 AND NO. 4.

Supplement No. 2 dated October 5, 1999 (incorporating and replacing Supplement No. 1):
   (1) Reports on our purchase, either directly or through a subsidiary, of five Homewood Suites(Reg. TM) extended-stay hotels for an aggregate purchase price of $45,300,000
   (2) Reports on the short-term financing of 75% of the aggregate purchase price, or $33,975,000, secured by the properties and having a maturity date of October 1, 2000
Supplement No. 3 dated December 17, 1999:
   (1) Reports on our purchase, either directly or through a subsidiary, of five additional Homewood Suites(Reg. TM) extended-stay hotels for an aggregate purchase price of $40,280,000
   (2) Reports on the short-term financing of 75% of the aggregate purchase price, or $30,210,000, secured by the properties and having a maturity date of December 1, 2000
Supplement No. 4 dated January 10, 2000:
   (1) Reports on our purchase of an additional Homewood Suites(Reg. TM) extended-stay hotel for a purchase price of $5,846,000
   (2) Reports on the short-term financing of 75% of the purchase price, or $4,384,500, secured by the property and having a maturity date of January 1, 2001
The Supplements provide additional information on the hotels and related material contracts.

     Through December 20, 1999, we had sold common shares representing gross proceeds of $32,627,376 and proceeds net of selling commissions and marketing expenses of $29,364,638.
     We have paid a total real estate commission of $1,828,520, representing 2% of the aggregate purchase price for the hotels, to Apple Suites Realty Group, Inc., which is our real estate broker and is owned by our Chairman and Chief Executive Officer.